Exhibit 99.2

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Compuware Corp. Company▲ | CPWR Ticker▲ | Q4 2014 Earnings Call Event Type▲ | May 22, 2014 Date▲

PARTICIPANTS

Corporate Participants

Lisa B. Elkin – SVP-Marketing, Communications & Investor Relations, Compuware Corp.
Robert C. Paul – CEO, Compuware Corp.
Joseph R. Angileri – Chief Financial Officer, Treasurer & Executive VP, Compuware Corp.

Other Participants

Aaron M. Schwartz – Analyst, Jefferies LLC
S. Kirk Materne – Analyst, Evercore Partners (Securities)
Rakesh Kumar – Analyst, Susquehanna Financial Group LLLP
Mark C. Jordan – Analyst, Noble Financial Capital Markets

MANAGEMENT DISCUSSION SECTION

Operator: Hello, and welcome to Compuware Corporation Q4 Fiscal Year 2014 Earnings Call. At the request of Compuware, this conference is being recorded for instant replay purposes.

At this time, I'd like to turn the conference over to Ms. Lisa Elkin, Senior Vice President of Communications and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

Lisa B. Elkin, SVP-Marketing, Communications & Investor Relations

Thank you and good afternoon, ladies and gentlemen. With me today are Bob Paul, President and Chief Executive Officer, and Joe Angileri, Chief Financial Officer.

Certain statements made during this conference call that are not historical facts, including those regarding the company's future plans, objectives and expected performance, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this conference call. While we believe any forward-looking statements we have made are reasonable, the actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties.

These risks and uncertainties are discussed in the company's reports filed with the Securities and Exchange Commission. You should refer to and consider these factors when relying on such forward-looking information. The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

The presentation today includes various non-GAAP financial measures. The earnings release contains a reconciliation of each of these to the comparable GAAP numbers and we refer you to those reconciliations for further information. The earnings release has been posted on the Compuware Investor Relations website at investor.compuware.com under Press Releases, and the slides management will refer to have been posted under Presentations & Events.

I will now turn the call over to Bob and Joe, who will discuss Q4 and fiscal 2014 operating results, our outlook for fiscal years 2015 and 2016, and other pertinent business items. We will then open the call to your questions. Bob?

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Compuware Corp.	CPWR	Q4 2014 Earnings Call	May 22, 2014
Company ▲	Ticker ▲	Event Type ▲	Date ▲

Robert C. Paul, CEO

Thanks, Lisa, and thank you, everyone, for joining us.

We have a good deal of information to share with you this afternoon, so we'll dig right in.

On slide four you will see the key themes for today's discussions. These include: one, the APM and Mainframe businesses have both strengthened this year and we expect this to continue in fiscal year 2015 and beyond. Two, we are ahead of our remaining cost rationalization initiatives, which will help drive the tripling of operating income and margin from fiscal year 2014 to fiscal year 2016. Three, I will discuss additional fiscal year 2015 shareholder value opportunities in the form of the complete spin-off of Covisint and the furthering of our capital return program. Four, I will end by reviewing the merits of the possible strategic separation of our APM and Mainframe businesses.

Slide six lists our Q4 and fiscal 2014 high level results. For the full year, Compuware's non-GAAP earnings per share were $0.50, representing year-over-year growth of 25%. On a GAAP basis, we earned $0.32 per share for fiscal 2014 compared to a negative $0.08 last year. Total revenue for the year from continuing operations came in at approximately $721 million.

Slide seven shows a reconciliation of our non-GAAP income and EPS to their comparable GAAP numbers. This information is also available on our issued press release.

Slide eight lists key fiscal 2014 operational highlights, including 16% APM license growth and 9% APM total revenue growth year-over-year. The APM business unit also dramatically improved its profitability, posting a contribution margin of $28 million compared to a $4 million loss last fiscal year. Execution in this business remains strong.

In fiscal 2014 our Mainframe operations made significant strides in stabilizing revenue. Mainframe also continues to deliver superior profitability, posting a contribution margin in the 75% range. During the year, we were also able to eliminate approximately $56 million in Corporate and Shared Services expenses, a total that is nearly 25% higher than what we had projected for fiscal 2014.

Let's dive a little deeper into the business units. Turning to slide nine on APM. Q4 closed out a transcendent year for APM, which turned the corner in achieving its operational objective of delivering profitable growth, evident through a nearly 761% year-over-year improvement in contribution margin. This is especially impressive given the increased investment in innovation over the last year.

On the product front, our dynaTrace solution featuring best-in-class real user transaction tracing capabilities, again led the portfolio in license growth. With a win rate of greater than 70% against all competitors new and old alike, we anticipate dynaTrace continuing as Compuware's flagship APM solution in fiscal year 2015 and beyond.

DCRUM has been retooled to strongly compete in the growing network performance market. And with DCRUM 12, we have a product that will drive greater value in less time for our customers. DCRUM 12's tightened integration with dynaTrace will also deliver more expansion deals. With a new sales specialist team being implemented to support this solution, and growing channel strength, DCRUM is well-positioned to capture additional market share going forward.

Our APM-as-a-Service platform, which now combines the Gomez synthetic network with dynaTrace's PurePath and mobile real user technologies, has also been significantly enhanced. We expect that continued momentum in the mobile and real user monitoring segments will promote renewed growth in the solution. Additionally, for the first time, all quota-carrying reps in North America are now aggressively selling APM-as-a-Service and we believe this new value driver will begin to pay off as early as the second half of this fiscal year.

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Compuware Corp.	CPWR	Q4 2014 Earnings Call	May 22, 2014
Company▲	Ticker▲	Event Type▲	Date▲

In terms of geographical performance, EMEA, showing continued signs of operational improvement, posted solid year-over-year bookings growth of 27% for the quarter. In fact, all four of our geographic locations, North America, EMEA, APAC, and Latin America, experienced year-over-year bookings growth for the quarter and the entire year.

Moving on to slide 10 on our Mainframe business. Mainframe continues to execute against its objective of stabilizing revenue decline while maintaining a strong contribution margin. While total Mainframe revenue declined 11% year-over-year, the decline represented a meaningful improvement over prior periods. We expect this decline to continue to decrease in the coming years, and congruent with the potential category consolidation strategy we are developing, future Mainframe top line revenue growth is a longer-term possibility.

Our fiscal 2014 Mainframe maintenance renewal rate was approximately 94%, which is the business unit's highest renewal rate in the past five years. We also have a solid pipeline of new business opportunities for our APM for Mainframe and Developer Productivity solutions. APM for Mainframe continues to gain steam in the marketplace. Since launching this solution 15 months ago, we have closed 25 APM deals, APM for Mainframe deals, with 21 of those closing in this last fiscal year.

As Covisint has just concluded its call, my comments on this subject will be brief. We have essentially gone through a reset of the Covisint business. I'm thrilled to announce that Sam Inman, who had been acting as an Interim CEO, will be staying on permanently in this role.

Sam is already making significant operational improvements in this business, including the recent hiring of a new Sales SVP to refocus sales efforts and to drive improved execution; actively searching for an SVP of marketing to bridge the gap between the product and the market; and the rightsizing of the business to support fiscal year 2015 top line revenue growth and margin expansion. These actions combined with other meaningful strategic adjustments he's implementing will no doubt have a positive impact on future financial results. That said, we are advising for patience here while the changes in direction that Sam is leading have a chance to take hold.

Referencing slide 11, key financial highlights for the fiscal year include solid operating cash flow of $162 million, a $250 million cash balance excluding Covisint, no long-term debt with a $300 million available credit facility, and a total return to shareholders of $118 million through our annual cash dividend and shares repurchased. In fiscal year 2014, we also generated $112 million in cash associated with our business divestitures. Compuware's fundamentals remain very strong.

To sum up, as referenced on slide 12, we are pleased with our fiscal 2014 results, led by a double-digit increase in earnings, continued APM revenue and margin growth, and further Mainframe stabilization and maintained strong profitability. And we were able to accomplish all this in the midst of substantial corporate structural change.

Let's move on to slide 13 on our business outlook for fiscal years 2015 and 2016. There's a good amount of detail in this section so I want to start with the key points we would like you to walk away with.

We are projecting top line revenue growth for the company, a tripling of operating income from continued operations and its corresponding margin percentage from fiscal year 2014 to fiscal year 2016, double-digit APM license and total revenue growth, continued strong APM margin expansion, further stabilization in Mainframe revenues with exceptional contribution margins in the 70%-plus range, and the completion of our extensive cost rationalization program.

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Compuware Corp. | CPWR | Q4 2014 Earnings Call | May 22, 2014
Company ▲ | Ticker ▲ | Event Type ▲ | Date ▲

At this point, I will turn the call over to Joe, who will provide more details about our outlook for fiscal year 2015 and 2016. After Joe concludes, I will return to discuss future shareholder value creation items. Joe?

Joseph R. Angileri, Chief Financial Officer, Treasurer & Executive VP

Thanks, Bob. Before delving deeper into these numbers, I want to point out some important considerations inherent in our planning. These items are listed on slide 14.

Over the last year, our APM business has witnessed a shift in buying behaviors away from enterprise purchases to a more consumption-based approach. This, coupled with our enhanced footprint in the cloud-based solutions, will increase the percentage of ratable-based revenue in our APM business unit.

While this purchasing trend has no fundamental impact on the economics of our APM business, it will put downward pressure on the revenue for fiscal 2015 and 2016 as more of our licensed sales will have to be recognized over their terms. We, therefore, are modeling a higher percentage of deals going ratable with more revenue being deferred into future years. The ratable table at the top of the slide shows the impact this market shift has on our projected revenue.

Secondly, we remain committed to fully spinning Covisint off to Compuware's shareholders within the stated 12-month window following the IPO. With this in mind, our outlook includes APM, Mainframe, and Covisint in fiscal year 2015, but only APM and Mainframe in fiscal year 2016.

Finally, as of April 1, we transitioned our APM for Mainframe solution from our Mainframe business unit to our APM business unit. The pro forma financial impact of each business unit is shown in a table at the bottom of the slide.

This is a natural transition that we anticipated when we introduced this solution. This solution, more often than not, would be an extension of the distributed transaction tracing product offered by dynaTrace rather than a Mainframe-centric offering. However, we initially wanted to get referenced sales in a smaller, more controlled environment. Our Mainframe sales organization provided that benefit.

Now that we've seeded the market, we can move this solution to our much larger APM sales force. The APM sales team is already up to speed on this product and is currently building on the existing pipeline.

Slide 15 shows our high-level APM and Mainframe business outlooks for fiscal years 2015 and 2016. For APM, we are projecting more than a 12% compound annual growth from fiscal 2014 to 2016, while significantly expanding contribution margins in line with our market leadership position. We expect to accomplish this while continuing to invest in sales and product development, which I'll discuss further in a bit.

Even with increased investment, we expect APM's contribution margin to double and its contribution margin percentage to expand a healthy 600 basis points from fiscal 2014 to fiscal 2016.

Turning to our Mainframe outlook. Although we projected decline in Mainframe revenue, we see it lessening significantly and stabilizing at around the 7% range in fiscal year 2016. We think there are opportunities to minimize this further through focused execution and market consolidation opportunities. We also expect Mainframe's contribution margin to stay strong in the mid-70% range over this period. In addition to stabilizing our revenue, our primary focus in the Mainframe business

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includes maintaining solid customer relationships, driving continued strength in our maintenance renewal rates and maximizing profitability.  The table on slide 16 shows key financial projections for 2015 and 2016. The key takeaways from this slide are as follows. First, we chose to show 2015 and 2016 as opposed to just 2015 because 2015 is the final year of our transformational journey and 2016 is more representative of our undisturbed operations.  Secondly, the combined compound annual growth rate for our core businesses, APM and Mainframe, is projected to be around 3.4% from fiscal 2014 to fiscal 2016.  Third, massive improvements in GAAP operating income from continuing operations from $48 million in fiscal 2014 to a projected $150 million in fiscal year-end 2016, more than a 200% improvement.  Fourth, our GAAP operating margin percentage from continuing operations more than triples, going from 7% to a projected 22% from fiscal year-end 2014 to fiscal year-end 2016.  Fifth, as you know because of all the transformation, we’ve been focused both on GAAP and non-GAAP metrics as a way of cleansing the effect of all the transformational implications. As such, GAAP and non-GAAP income are projected to improve 36% and 6% from $72 million and $111 million in fiscal year-end 2014 to a projected $98 million and $118 million in fiscal year-end 2016, respectively.  Lastly, I want to focus on EPS. Non-GAAP EPS improved $0.50 in fiscal year-end 2014 and is projected to be $0.55 at fiscal year-end 2016, a 10% increase. Now you may have noticed that fiscal year 2015 non-GAAP EPS declines from fiscal 2014. This decline is primarily due to taxes, Covisint, and the impact of ratable recognition that you can see on slide 17.  Slide 18 shows the change in cash flow from fiscal 2014 to fiscal 2015, which is predominantly related to runoff of accounts receivable as part of the purchase agreement from our discontinued operations and payment of taxes related to the taxable gain from that transaction.  Now let me turn to cost rationalization on slide 20, where we’ve reduced our Corporate and Shared Services cost by $56 million from fiscal year 2013 totals on our way to over $120 million by fiscal year 2016. It’s not obvious to see the impact of our cost reductions in our standard financial statements. There are three important clarifications.  First, investments we make such as sales and R&D obscure some of the expense reductions. Secondly, from a management reporting standpoint, the reductions don’t always directly translate into any one line item on our financial statements. And lastly, due to the divestitures in Q4, these costs are now allocated between continuing and discontinued operations. Recognizing these challenges, we’ve created the following four slides as a roadmap between our management view and the segment information which is included in our issued press release.  Now let me start by saying when it comes to our cost reduction program, we break our costs into three categories. Category 1 costs are business unit expenses in our direct operations, including sales and marketing, network operations, cost of services, and research and development. These costs are not part of our overall cost rationalization program and, in fact, are increasing as we make strategic investments in sales capacity and product innovation. Examples of this include an increase in APM sales and marketing by $20 million or 18% and innovation investments in our APM network operations and R&D by $10 million or 10%.  Slide 20 depicts these category 1 costs for our continued businesses: APM, Mainframe, and Covisint. And the actual and projected changes from fiscal year end 2013 to fiscal year end 2016.

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Compuware Corp.	CPWR	Q4 2014 Earnings Call	May 22, 2014
Company▲	*Ticker▲*	*Event Type▲*	*Date▲*

Moving to slide 21, category 2 costs are these costs referred to as Shared Service costs. These costs are indirect market-facing investments that benefit all of our businesses. These costs include things like corporate branding, advertising, sponsorships, and programs, amongst others. These costs are a focus of our cost rationalization effort and comprise $27 million of our $56 million fiscal 2014 expense reduction total.

Slide 21 depicts these costs, which are allocated to both continuing and discontinued operations. As the note on slide 21 indicates, category 1 costs, in addition to category 2 costs, from continuing operations equal the total business unit expenses in the segment information in the press release.

Now referring to slide 22, category 3 costs are those we refer to as Corporate. These are costs that are typically general and administrative in nature. Expense examples in this category include administrative support, real estate, finance, human resources, and internal IT. These costs are also the focus of our cost rationalization effort. The remaining $29 million of our $56 million fiscal 2014 cost reductions came from the Corporate category. Slide 22 depicts these costs, which too are allocated between continuing and discontinued operations.

You will also note on slide 22 a fourth category of costs that we refer to as transitory costs. These transitory costs include advisory fees to assist us with activist activities and our cost rationalization effort. They also include restructuring costs. These costs will increase over our restructuring period, as you can see, but they conclude at the end of the fiscal year, when all of our activities are completed. Additionally noted on this slide, category 3 Corporate costs from continued operations combined with transitory costs equal the unallocated expense column in the segment information in the press release.

In fiscal 2015, we expect to further reduce Corporate expenses by $43 million and Shared Service expenses by $7 million. Many of the planned Corporate expense reductions are associated with actions that are transformational in nature and will require most of fiscal year-end 2015 to fully execute. Slide 23 provides a more visual representation of the cost reductions by category of cost.

The transformational costs in fiscal 2015 include our finance operations going to more of a shared service approach, our IT organization moving from homegrown applications to SaaS-based platforms for ERP and HR, and we are continuing to optimize our entire global real estate footprint to a more virtual environment. Now we do expect most of these actions to be completed during fiscal 2015, although some associated trailing expense reductions will flow into the first half of fiscal 2016.

When we began our expense reduction program, our total Corporate and Shared Service expenses totaled approximately $235 million. We expect that coming out of fiscal 2015, the normalized run rate for Corporate and Shared Service expenses will be approximately $24 million and $2 million per quarter, respectively. So on a normalized annual run rate, fiscal 2016 Corporate expenses are projected to be reduced to $97 million and fiscal 2016 Shared Service expenses are projected to be reduced to $8 million.

I'll close this section with fiscal 2015 guidance, which is listed on slide 24. For fiscal year 2015, we expect to achieve $720 million to $735 million in total revenue, $0.41 to $0.45 in non-GAAP EPS, and $105 million to $110 million in operating cash flow.

I'll now turn the call back over to Bob to discuss the remaining items.

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Compuware Corp.	CPWR	Q4 2014 Earnings Call	May 22, 2014
Company▲	*Ticker▲*	*Event Type▲*	*Date▲*

Robert C. Paul, CEO

Thanks, Joe. Let me turn now to additional shareholder value opportunities in fiscal year 2015 related to the completion of our Covisint spin-off and our capital return program.

Starting with slide 26 on our Covisint spin. Again, we remain absolutely committed to executing this action. We expect to keep our commitment of completing this within the 12-month period following the IPO. From a process perspective, we are now in position to execute the full spin. We've received a favorable private letter ruling from the IRS. There are no other commercial restrictions preventing this action. And the majority of Covisint's day-to-day operational components have been migrated to Covisint, requiring only limited transition of services from Compuware post the complete separation.

The only remaining item is to allow Sam a little more time to get up to full speed. Obviously, this time period is shortened from our prior expectations with Sam moving into the permanent CEO role as opposed to bringing in an outside candidate brand new to the business.

The final point regarding Covisint and the completion of the spin is this: in order to protect the tax-free nature of the separation, Covisint has entered into tandem stock appreciation rights with all employee option holders. This allows option holders the ability to exercise those rights without diluting Compuware's required ownership interest to execute a tax-free spin.

Turning to slide 27 on our capital return program. First, we intend to implement a significant capital return program after the full Covisint spin. Although the program will be meaningful, it would be inappropriate to specify the exact amount until closest to the execution date. The size of the program will be subject to some degree by our ability to improve and optimize our balance sheet between now and then. We expect the timing of this to occur in fiscal year 2015, most likely during the third quarter.

Also, it is important to keep in mind that it will likely be problematic to access the debt markets until the potential separation of the APM and Mainframe businesses that we are exploring has been resolved, which I will discuss in a minute.

The other key capital return component is a planned continuation of our annual $0.50 dividend which offers the most lucrative yield in the sector. That brings us back to our strategic transformation and a recap of where we currently stand.

Slide 29 depicts a high-level visual representation of just how far we've come in transforming Compuware. A few years back, we were facing consistently declining revenues, a dilutive solution portfolio, and an extremely bloated cost structure. We were also facing massive disruptions in our marketplace, including cloud and consumption-based computing, mobile device proliferation, and big data and performance analytics opportunities.

Along with the obvious financial benefits of our transformation, we have also been able to dramatically speed up the execution and speed of our business and increase our investment in innovation to successfully compete in these new IT categories. Additional key transformational items are listed in slide 29.

We have changed the company's DNA, taking a massive step forward in turning Compuware into a focused and lean company that underpins our entire strategic plan. The fact that we did this while continuing to achieve solid operating results is a testament to the validity of the plan as well as the resiliency and professionalism of Compuware's employees.

I will close by discussing the next logical and final step in this transformational journey, which we have not discussed in prior communications. That is, exploring the strategic separation of our APM

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and Mainframe businesses. Slide 30 highlights our initial thoughts regarding the high level value and next steps of separation. The rationale for the separation is straightforward.  First, these two businesses have very different characteristics and compete in fundamentally different market segments. APM plays in the highly dynamic and growing market category, Mainframe conversely plays in a space that is very mature and stable. These two businesses are different in just about every respect, including cash flow and capital return profiles, capital need, management and operational characteristics, and even fundamentally how we go to market.  These two businesses also attract different types of investors with different investment profiles. This event is now feasible as APM can now stand alone as a growing and profitable business.  We believe the potential high-level benefits of the separation are equally straightforward. Some of these benefits include: allowing each management team to focus fully on its operations, providing two distinct investment opportunities to attract appropriate investors and permitting each business to align talent acquisition with incentives appropriate for their market categories. We’ve also identified the set of next steps, which are also listed on slide 30 regarding a potential separation.  The good news is that these businesses are already operationally separated except for our back office systems and, as already discussed, we are well on the way in getting that part done too. If our expectations are met, the strategic separation should be completed during this fiscal year. We will keep you posted as this initiative develops. I want to thank you for your support and interest in Compuware as we continue along this journey of fundamental change to improve our business outlook and to drive maximum return for our shareholders. Lisa?  Lisa B. Elkin, SVP-Marketing, Communications & Investor Relations Thanks, Bob. Ladies and gentlemen, we will now be happy to take your questions.

Compuware Corp. Company▲ | CPWR Ticker▲ | Q4 2014 Earnings Call Event Type▲ | May 22, 2014 Date▲

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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And our first question comes from the line of Aaron Schwartz [Jefferies LLC]. Please go ahead.

<Q – Aaron Schwartz – Jefferies LLC>: Good afternoon. Thank you. The first question I had was on the APM business. I know you talked quite a bit about the profitability improvement during the year, but I know the margin did sort of directionally moved down into Q4 here. And I guess my question isn't necessarily quarter-on-quarter on the margin, but are there things that you need to see either from a new product standpoint or top line growth standpoint or more so on the margin that would give you 100% comfort that that business can stand on its own as a single entity? Or what are the things you'd like to see in that business?

<A – Bob Paul – Compuware Corp.>: Yeah, thanks, Aaron. There's nothing dramatic that has to change in that business. I mean the financial elements around the business have been improving and certainly on an annualized basis we're seeing that. We have had some areas of work and improvement that we had to take care of over the last year, year and a half. And as I have announced in prior quarters, we're actually very happy with some of the things that have improved in our operations. The product is more competitive.

We're now sort of clicking on all cylinders in across all geographies that are improving and as the level of integration between the historic silos of the Gomez synthetic platform, dynaTrace, and DCRUM have been sort of brought together. We're finding that our win rates are going up and this will turn into an increase – an improvement in our top line revenue.

So our feeling here internally is actually no reason for caution at all. We are very confident about the progress that we're making in market share growth, top line revenue and improved profitability on the APM side. And as you can see from our outlook, certainly in 2015 and what we're seeing so far in Q1, we're very optimistic about it, and its ability to stand alone.

<Q – Aaron Schwartz – Jefferies LLC>: Okay. And then two quick questions probably for Joe, if I could. In the slide deck, you show a much more improvement in the cash flow into fiscal 2016 and we can sort of get to your organic, if you will, top line revenue growth assumption. And so I just wanted to know what the levers were to see that cash flow. It seems like it's more on the cost side but what specifically would fall off to get to the cash flow number in 2016? And then secondly, within the APM business specific to Q4, was there any change in the ratable recognition different than your expectations going into the quarter? Did that sort of contribute to the results here in Q4 for APM? Thank you.

<A – Joe Angileri – Compuware Corp.>: Sure. Let me take the cash flow first. The most significant difference really comes in two places. One, simply because we're going to be improving the operations in 2016, so that will drive higher cash flow. And second, we will be through all of the restructuring costs and all the advisory costs, whatever we call, the transitory costs, will be out and that obviously will have a vast impact on cash flow since that's all predominantly cash.

With respect to APM, we actually right now in the ratable recognition rates, we are tracking really where we thought we'd be and where we planned. I think the biggest change – we'll always see a higher margin in Q3 because APM still does have that big climb in Q3 and so they get a big delta from the large revenue there. So I think that's really what I would say is the big difference in terms of the margin situation.

<Q – Aaron Schwartz – Jefferies LLC>: Terrific. Thank you.

Operator: Next question comes from the line of Kirk Materne [Evercore]. Please go ahead.

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Compuware Corp.	CPWR	Q4 2014 Earnings Call	May 22, 2014
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Kirk Materne – Evercore Partners (Securities)>: Hi. Thanks very much and thanks for the additional detail in the presentation this quarter. I guess maybe my first one is for Joe. I assume the guidance for fiscal 2015 doesn't – I guess taken into account if you spin Covisint in the middle of the year, I assume you need to be adjusted both top and bottom line and I assume it also doesn't assume any kind of accelerated buyback I guess in the bottom line numbers.

<A – Joe Angileri – Compuware Corp.>: Yeah, the fiscal 2015 – good question, Kirk – we are looking at – we put Covisint in for the full-year and obviously at the point in time we do spin it, we would have to adjust that. And at the bottom line, we have anticipated some buyback, but nothing to the extent that would be significant at this point.

<Q – Kirk Materne – Evercore Partners (Securities)>: Okay, thanks. And then maybe, Bob, just on APM, can you give us a sense on how much of the business these days is, I guess, from a license or a product perspective is related to dynaTrace versus some of the older products, and I guess can you also just comment a little bit on Gomez and what's sort of embedded in your expectations for that business as it continues to be a little bit choppier or lower growth than perhaps you guys would like?

<A – Bob Paul – Compuware Corp.>: Yeah, dynaTrace, so we'll have to get you the exact percentages. I think it's about two-thirds or a little over 66% of revenue moving forward, or it has been so far and the projections are pretty much in line with that. We have done some fairly significant improvements as I mentioned in the script regarding the DCRUM innovations have been made around performance – network performance and its integration with dynaTrace, and on then the same thing on the Gomez side.

So on the Gomez side, we've worked hard on a couple of things there. Number one is the quality of service, and that is starting to show some improvement there in market response and that was basically a rebuild of the infrastructure from the ground up over the last year or so. The second thing is the level of integration really is the monitoring, including graphics, time to value from the dynaTrace as part of the APM-as-a-Service platform, has really stepped up its competitive value proposition. And so for that reason, we are expecting to return to growth, and I'll have to get you the exact numbers as far as the percentage growth, as far as APM-as-a-Service, but they're certainly changed over prior years for sure.

<Q – Kirk Materne – Evercore Partners (Securities)>: Okay. And then just a last question for you on Mainframe. It seems to have found a little bit more stabilization, in your out-year numbers sort of high-single-digit declines. Do you feel like you're being pretty, I guess, aggressive in terms of potential to lose customer? I mean do you feel like those are fairly conservative assumptions based on what trends you're seeing, in terms of new workloads either going off it or customer retention stats?

<A – Bob Paul – Compuware Corp.>: Yeah, I mean we've put a lot of work into this one, Kirk, in trying to understand, number one, competitive threats, number two, category conditions. And we really – although we have lumpiness in the Mainframe business, the progression and improvement in that Mainframe business from two years ago is meaningful and we expect that to continue. Some of those changes include improved capabilities in the product. Some of those changes include, I would say, internal processes about how we're engaging with our renewal customers and our aggressiveness around competitive win-backs.

And quite frankly, what we're seeing is perhaps less of an edge from some of the competitive threats that we've seen in the past. And so, if we can continue to turn the crank on improved process and some of the very focused innovations we're making, particularly in the Workbench area, which are coming back now in returns for us, we think that these numbers are very realistic.

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Compuware Corp. | CPWR | Q4 2014 Earnings Call | May 22, 2014
Company▲ | Ticker▲ | Event Type▲ | Date▲

The other consideration that I talked briefly about is, obviously, we believe that in a very mature and stable marketplace, we could see some market consolidation and there may be some opportunities there that we've not reflected in our numbers to do some consolidation that actually would improve obviously on the top line revenue results.

<Q – Kirk Materne – Evercore Partners (Securities)>: Okay, thanks very much.

<A – Bob Paul – Compuware Corp.>: Thank you.

Operator: [Operator Instructions] Our next question comes from the line of Derrick Wood [Susquehanna Financial Group LLLP]. Please go ahead.

<Q – Rakesh Kumar – Susquehanna Financial Group LLLP>: Hi. This is Rakesh Kumar for Derrick Wood. And thanks for taking my question. I just wanted to dig a little deeper on the APM business. What are you seeing from new SaaS competitors in this space? And how are you [ph] rolling (36:59) out functionality in the cloud, especially your APM-as-a-Service comp business?

<A – Bob Paul – Compuware Corp.>: Yeah, with dynaTrace now obviously participating very strongly in the cloud, and then its combined integration with the mobile performance offering and the prior Gomez synthetic offering, we're feeling very, very good about our competitive positioning there.

Obviously moving forward, we've always believed that you can't solve the performance problem in silos as more cloud deployments occur, number one. And number two is, as those cloud deployments are also tied across multiple infrastructures and internal data centers, you see the application delivery chain covering many different IT topologies, and even just delivering a single mobile web app now is obviously a much more complex problem than it ever has been.

And so, we're starting to see an increase in interest in strategic platforms and enterprise-wide solutions, as well as expanding beyond just the silo-specific point products. And so in order to solve those, obviously you need a broader platform, and that's obviously playing very much into our hands. Certainly, we've done quite a bit of innovation around small and medium business market opportunities and also for those organizations that are allowing individuals to download point-specific products, and we're competing more effectively in those spaces too against the smaller competitors, and we see that obviously as an opportunity to take market share moving forward.

So it's a combination of breadth of capability, as our solutions are now becoming much more integrated. And then, obviously, are more focused on the downside of the marketplace, of viral downloadable opportunities, we're seeing some uptick also.

<Q – Rakesh Kumar – Susquehanna Financial Group LLLP>: Great. And if I may add one more. I mean you talked just extensively about cost reduction initiatives. What are you specifically doing in APM in terms of sales capacity?

<A – Bob Paul – Compuware Corp.>: Yeah, we're actually – inside the business unit, we mentioned $20 million of investments, additional investments in sales capacity, and that is obviously going into the APM business unit, so especially in areas where we're seeing substantial sales growth. So we believe that we have room. We're watching productivity by rep very carefully, by region, even inside the individual regions. And everything points towards, in some areas, increased capacity leading to great returns on that investment in top line revenue growth.

So that's our plan for this year and it's basically taking advantage of the, I would say, greater opportunities that are now coming into our pipeline as a result of the greater reference market that we have, and obviously with the category growth in general.

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Compuware Corp. Company▲	CPWR Ticker▲	Q4 2014 Earnings Call Event Type▲	May 22, 2014 Date▲

<Q – Rakesh Kumar – Susquehanna Financial Group LLLP>: Great. Thank you.

<A – Bob Paul – Compuware Corp.>: Thank you.

Operator: Our next question comes from the line of Mark Jordan [Noble Financial Capital Markets]. Please go ahead.

<Q – Mark Jordan – Noble Financial Capital Markets>: Thank you. Good afternoon. I just wanted to confirm that you – in your expectations for fiscal 2015, you're using the same numbers in terms of first quarter loss and full-year loss on a non-GAAP basis that was presented in the Covisint call earlier today.

<A – Joe Angileri – Compuware Corp.>: For Covisint? Yes.

<Q – Mark Jordan – Noble Financial Capital Markets>: Okay. Second question relative to the Mainframe business, as you mentioned, it is lumpy. In fiscal 2014 it was weaker in the first half, stronger in the second half. Do you have a sense of the – how the quarters will play out in terms of strength and weakness as we move through fiscal 2015?

<A – Bob Paul – Compuware Corp.>: Yeah, that'll be very similar. I mean, we've had this – it's just – some of it's the nature of our renewal timeframes. But for a very long time, we've always had this trend of more Mainframe business coming up for renewals and more decisions being made in the second half of the year, and that obviously spikes or leads to a growth in our Mainframe revenue. I'm not sure, Joe, if you have any more specifics.

<Q – Mark Jordan – Noble Financial Capital Markets>: So, therefore, the quarterly revenue pattern of fiscal 2014...

<A – Bob Paul – Compuware Corp.>: Correct.

<Q – Mark Jordan – Noble Financial Capital Markets>: ...would be applicable for 2015.

<A – Bob Paul – Compuware Corp.>: Correct.

<A – Joe Angileri – Compuware Corp.>: Yeah.

<Q – Mark Jordan – Noble Financial Capital Markets>: Thank you very much.

Operator: Ladies and gentlemen, we will now conclude the question-and-answer portion of today's conference call. I'd like to turn the call back over to Lisa Elkin.

Lisa B. Elkin, SVP-Marketing, Communications & Investor Relations

At this time, ladies and gentlemen, we will adjourn this conference call. Thank you very much for your time and interest in Compuware, and we hope you have a pleasant evening.

Operator: That does conclude our conference for today. Thank you for your participation and for using AT&T TeleConference Service. You may now disconnect.

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Compuware Corp.	CPWR	Q4 2014 Earnings Call	May 22, 2014
Company▲	*Ticker▲*	*Event Type▲*	*Date▲*

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